Exhibit 99.1

Tel-Instrument Electronics Corp Announces Results For First Quarter

     CARLSTADT, N.J.--(BUSINESS WIRE)--Aug. 16, 2004--Tel-Instrument Electronics Corp (Amex:TIK), today announced its financial results for the three months ended June 30, 2004:


                                          Three Months Ended
                                    June 30,               June 30,
                                     2004                    2003

Sales                           $ 2,812,800              $ 3,057,906
Net Income Before Taxes              87,517                  470,212
Provision For Taxes                  34,963                  188,269
Net Income                      $    52,554              $   281,943
Net Income Per Share, Diluted   $      0.02              $      0.13
Weighted Average Shares
    Outstanding, Diluted          2,270,496                2,169,585

     For the first quarter ended June 30, 2004, total sales decreased 8% to $2,812,800 from the same period in the prior year, and net income decreased to $52,554 as compared to $281,943 for the same period last year. In January 2004, the Company completed its acquisition of Innerspace Technology, Inc. ("ITI"), a company selling its products to the marine industry. ITI is a wholly-owned subsidiary of the Company, and ITI's balance sheet and results of operations are consolidated in the Company's financial statements for the quarter ended June 30, 2004.
     For the quarter ended June 30, 2004, total sales of $2,812,800 consisted of avionics sales of $2,583,071, as compared to $3,057,906 for the prior year, and sales of marine instrumentation products of $229,729. The decline in sales is associated with the decrease in commercial sales, which were lower as a result of a sales promotion in the prior year, and the continuing financial difficulties in the airline industry. Income before taxes was $87,517 for the quarter ended June 30, 2004 as compared to $470,212 for the quarter ended June 30, 2003, as a result of the lower sales, change in product mix and costs associated with ITI.
     The Company has been active in responding to requests for quotation for new government programs, which could result in new test equipment contracts, and is now in the process of submitting proposals for several large government programs. There is no assurance that the Company will be awarded any of these contracts. The Company continues actively to pursue opportunities in both the commercial and governmental avionics and marine systems markets, both domestically and internationally. The Company also continues its efforts with Semaphore Capital Advisors LLC to pursue growth through acquisitions and alliances of compatible businesses or technologies

     This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
     Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

     Newly acquired Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.

     The Company's stock is traded in the American Stock Exchange under the symbol TIK.

     CONTACT: Tel-Instrument Electronics Corp
              Joseph P. Macaluso, 201-933-1600